Exhibit 99.1

Moleculin Reports 80% Overall Response Rate in Final Cohort of Phase 1 Single Agent Trial of Annamycin for the Treatment of Acute Myeloid Leukemia (AML)

Preliminary efficacy updated to 80% overall response rate (ORR) demonstrated in single agent AML trial following database lock

Next generation anthracycline, Annamycin, has demonstrated both safety and promising early activity across multiple clinical studies with potential to be an effective treatment across multiple oncology indications

Recent independent report from cardiology expert concluded Annamycin has no evidence of cardiotoxicity to date in a total of 42 subjects across three of the Company’s Annamycin clinical trials

Granted FDA Fast Track and Orphan Drug designation for AML and STS lung mets

HOUSTON, December 15, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today provided an update on its clinical programs evaluating Annamycin for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. These updates were recently presented during a reception for potential investigators held outside of the 64th American Society of Hematology (ASH) Annual Meeting in New Orleans.

Key updates made during the presentation were as follows:

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Announced 80% overall response rate (ORR) in final cohort (n=5) of the European trial of Annamycin as a single agent for the treatment of relapsed/refractory acute myeloid leukemia (R/R AML) with one CRi (complete response with incomplete recovery of peripheral blood count) and three PRs (Partial Response).

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Of a total of 42 subjects in three of the Company’s Annamycin clinical trials, 100% demonstrated no signs of cardiotoxicity as confirmed by independent expert. All expert reviews included analysis of ejection fraction, echo strain and certain troponin levels intended to assess the potential for both acute and chronic heart damage.

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In two of the Company’s Annamycin clinical trials, 32 subjects have been, as allowed by the trial protocol, safely treated above the current FDA lifetime maximum anthracycline dose (550 mg/m2) with up to 1800 mg/m2 of Annamycin treatment with no evidence of cardiotoxicity as confirmed by an independent expert.

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Data so far have resulted from treatment with Annamycin as a single agent, however, based on additional preclinical animal data from sponsored research, Annamycin in combination with Cytarabine demonstrated a 68% improvement in the median overall survival (OS) compared to Annamycin as a single agent and a 241% increase in OS compared to Cytarabine alone. These data were recently presented at the 62nd Annual Meeting & Exposition of the American Society for Hematology (ASH) under the title: “High Efficacy of Liposomal Annamycin (L-ANN or Annamycin) in Combination with Cytarabine in Syngeneic p53-null AML Mouse Model.”[1]

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Annamycin has been in two single agent Phase 1 clinical trials treating R/R/AML, one in the US and one in Europe. Annamycin is currently in two Phase 1b/2 clinical trials for the treatment of soft tissue sarcoma metastasized to the lungs, again one in the US and one in Europe. Furthermore, based on the preclinical and clinical data discussed above, the Company has begun screening in Poland for a Phase 1b/2 clinical trial using Annamycin in combination with Cytarabine for the treatment of R/R AML. The Company is looking to expand this trial into other countries in Europe to potentially improve recruitment rates.

“Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic. We have continued to make significant progress across our clinical trial programs evaluating Annamycin in STS lung mets and AML. Based on the encouraging data seen to date, we are optimistic in Annamycin’s potential to treat a number of indications and remain committed to furthering its development,” commented Walter Klemp, Chairman and CEO of Moleculin. “Additionally, we continue to receive encouraging feedback from our clinical staff and recently had the opportunity to meet with our current and potential investigators during the ASH Annual Meeting. We intend to expand our Phase 1b/2 clinical trial using Annamycin in combination with Cytarabine for the treatment of R/R AML beyond the borders of Poland. We have gained valuable insight in all of our ongoing development programs, and I believe we are well-positioned to successfully execute on our clinical development initiatives moving forward.”

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of STS lung metastases and the treatment of relapsed or refractory AML.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

1 Zal T, Zielinski R, Grela K, Cardenas-Zuniga R, Skora S, Fokt I, Zal A, Andreeff M, Gil L Shephard R, Priebe W, High Efficacy of Liposomal Annamycin (L-ANN) in Combination with Cytarabine in Syngeneic p53-Null AML Mouse Model, Blood (2020) 136 (Supplement 1): 6-7. https://doi.org/10.1182/blood-2020-143344

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the results of Moleculin’s preclinical animal models can be replicated in human trials and Moleculin’s ability to expand its Phase 1b/2 clinical trial using Annamycin in combination with Cytarabine for the treatment of R/R AML into other countries in Europe to potentially improve recruitment rates. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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